EXHIBIT 21


                     LIST OF SUBSIDIARIES

     The Partnership is a partner of the following joint ventures: 1090 Vermont Ave., N.W. Associates Limited Partnership, a limited partnership, which holds title to the 1090 Vermont Avenue Building in Washington, D.C.; Mariners Pointe Associates, a limited partnership, which holds title to the Mariners Pointe Apartments in Stockton, California; Carlyle-XIV Associates, L.P., an Illinois limited partnership which is a partner of JMB/NYC Office Building Associates, L.P., an Illinois limited partnership, which is a member or partner in (i) 237 Park Avenue Associates, L.L.C., a New York limited liability company (converted from a New York general partnership in 1995) which holds title to the 237 Park Avenue Building, (ii) 1290 Associates, L.L.C., a New York limited liability company (converted from a New York general partnership in 1995), which holds title to the 1290 Avenue of the Americas Building, (iii) 2 Broadway Associates, a New York general partnership, which held title to the 2 Broadway Building until its sale in September 1995 and (iv) 2 Broadway Land Company, a New York general partnership, which held title to the land underlying 2 Broadway Building until its sale in September 1995 (all of these office buildings are in New York, New York); JMB/Piper Jaffray Tower Associates, a general partnership, which is a partner in (i) OB Joint Venture II, a general partnership, which is a partner of 222 South Ninth Street Limited Partnership, a limited partnership, which holds title to the Piper Jaffray Tower office building in Minneapolis, Minnesota, and (ii) OB Joint Venture, a general partnership, which holds title to the land underlying the Piper Jaffray Tower office building; JMB/Piper Jaffray Tower Associates II, a general partnership, which also is a partner in OB Joint Venture, a general partnership, which holds title to the land underlying the Piper Jaffray Tower office building; 900 3rd Avenue Associates, a general partnership, which is a partner of Progress Partners, a general partnership, which holds title to 900 Third Avenue Building located in New York, New York; Old Orchard Associates a general partnership which recently held an interest in the Old Orchard Shopping Center in Skokie (Chicago), Illinois. Generally, the developer of the property is a partner in the joint ventures, however, the partners in the JMB/NYC Office Building Associates, L.P. JMB/Piper Jaffray Tower Associates, JMB/Piper Jaffray Tower Associates II, 900 3rd Avenue Associates and Orchard Associates are affiliates of the General Partners of the Partnership. Reference is made to Notes 3(b), 3(c) and 3(d) for a description of the terms of such joint venture partnerships.
The Partnership is a 40% shareholder in Carlyle Managers, Inc. and a 40% shareholder in Carlyle Investors, Inc both of which are Illinois corporations.